Exhibit 10.4 Autobytel Inc. Human Resources Department 18872 MacArthur Blvd, Suite 200 Irvine, CA 92612-1400 Voice: (949) 225-4572

September 21, 2016

TO:	Kimberly Boren
FROM:	Glenn Fuller – EVP, Chief Legal and Administrative Officer and Secretary
CC:	Jeff Coats – President and CEO

RE:  Promotion and Amendment of Offer Letter

It is a pleasure to inform you of your promotion to EVP, Chief Financial Officer at Autobytel Inc. In this position you will continue to report to  Jeff Coats, President and CEO.  Below is a summary of your promotion and your offer letter dated as of March 9, 2010 is hereby amended as follows.

New Position:	EVP, Chief Financial Officer
Semi-monthly Rate:	$12,500 ($300,000 Approximate Annually)
Effective Date:	September 21, 2016
Annual Incentive
Opportunity:
You shall be entitled to participate in annual incentive compensation plans, if any, that may be adopted by the Company from time to time and that are afforded generally to persons employed by the Company at your position level (subject to the terms and conditions of any such annual incentive compensation plans). Should such an annual incentive compensation plan be adopted for any annual period, your target annual incentive compensation opportunity will be as established by the Company for each annual period, which may be up to 60% of your annualized rate (i.e., 24 X Semi-monthly Rate) based on achievement of objectives specified by the Company each annual incentive compensation period (which may include Company-wide performance objectives, divisional or department performance objectives and/or individual performance objectives, allocated between and among such performance objectives as the Company may determine). Specific annual incentive compensation plan details, target incentive compensation opportunity and objectives for each annual compensation plan period will be established each year. Awards under annual incentive plans may be prorated for a variety of factors, including time employed by the Company during the year, adjustments in base compensation or target award percentage changes during the year, and unpaid leaves. You understand that the Company’s annual incentive compensation plans, their structure and components, specific target incentive compensation opportunities and objectives, the achievement of objectives and the determination of actual awards and payouts, if any, thereunder are subject to the sole discretion of the Company’s Board of Directors, or a committee thereof.

Your promotion is conditioned upon your acceptance of the foregoing modifications to the terms and conditions of your employment with Autobytel Inc. If you accept these modifications to the terms of your employment, please acknowledge your acceptance in the space provided below.

As a reminder, your employment is at will and not for a specified term and may be terminated by the Company or you at any time, with or without cause or good reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the term of your employment by the Company and cannot be modified except by a written amendment to this promotion letter that is executed by both parties (which in the case of the Company, must be executed by the Company’s Chief Legal Officer) and that expressly negates the “at-will” employment status.

Please feel free to call if you have any questions.

Autobytel Inc.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller EVP, Chief Legal and Administrative Officer and Secretary

Accepted and Agreed:

/s/ Kimberly S. Boren